Exhibit 10.15

Non-Employee Director Compensation Summary

Non-employees directors of LRAD Corporation (“Outside Directors”) will be compensated as follows through a combination of cash payments and equity grants:

Cash Retainer.

Each Outside Directors will receive an annual retainer in the amount of $25,000, which will be paid in equal quarterly installments.

Equity Grants.

Initial Grant

In connection with his or her initial election to the Board of Directors of the Company, each Outside Directors will be granted an option to purchase 30,000 shares of the Company’s common stock. The stock option will be granted at fair market value on the date of grant, will vest on the first anniversary of the grant date and will expire on the earlier of the 7th anniversary of the grant date and the 90th day following the date that the holder is no longer a director of the Company.

Annual Grant

Each Outside Director will receive an annual grant of an option to purchase 20,000 shares of the Company’s common stock at each annual meeting of stockholders of the Company at which the director is re-elected to the Board of Directors. The stock option will be granted at fair market value on the date of grant, will vest on the first anniversary of the grant date and will expire on the earlier of the 7th anniversary of the grant date and the 90th day following the date that the holder is no longer a director of the Company.